UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  July 10, 2015

MOELIS & COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-36418	46-4500216
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

399 Park Avenue, 5th Floor
New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 883-3800

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 3.01                                           Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 10, 2015, Stephen F. Bollenbach provided notice of his resignation to the Board of Directors (the “Board”) of Moelis & Company (the “Company”), effective immediately. Section 303A.07(a) of the New York Stock Exchange (the “NYSE”) corporate governance standards requires a listed company to have at least three independent directors on its audit committee and requires that at least one member have accounting or related financial management expertise, as the listed company’s board interprets such qualifications in its business judgment. As a result of Mr. Bollenbach’s resignation, the Company notified the NYSE on July 10, 2015 of its noncompliance with this listing standard because its audit committee does not have at least three members and no member has accounting or related financial management expertise. The Board intends to appoint a third independent director with accounting or related financial management expertise to the Board and the audit committee as soon as practicable.

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 10, 2015, Stephen F. Bollenbach provided notice of his resignation to the Board effective immediately. Mr. Bollenbach’s decision to resign from the Board was not due to any disagreement with the Company’s management or the Board.

Item 7.01                                           Regulation FD Disclosure.

A copy of the press release announcing Mr. Bollenbach’s decision to resign from the Board is furnished as Exhibit 99.1. All information in the press release is furnished but not filed.

Item 9.01              Financial Statements and Exhibits.

(d)           Exhibits

99.1	Press release, dated July 10, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOELIS & COMPANY

By:	/s/ Osamu Watanabe
Name: Osamu Watanabe
Title: General Counsel and Secretary

Date:  July 10, 2015